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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DELL COMPUTER CORPORATION


Dell Computer Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, acting at a meeting duly called and held on April 16, 1991, did duly consent to, approve and adopt the following resolution:

            NOW THEREFORE BE IT RESOLVED that, the following amendments to the Corporation's Certificate of Incorporation shall be put to a vote of the stockholders of the Corporation and if approved by the vote of a majority of the outstanding shares of the stock of the Corporation, the Certificate of Incorporation shall be so amended:

            1. Present Article Seventh shall be deleted in its entirety and replaced with the following:

                     SEVENTH: The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the Corporation, one class to be originally elected for a term expiring on the annual meeting of stockholders to be held in 1992, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1993, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1994, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

                     Any director may be removed from office, but only for cause, by a vote of the holders of a majority of the shares then issued and outstanding. Cause shall mean willful and gross misconduct by the director that is materially adverse to the best interests of the Corporation, as determined con-





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                     clusively by a majority of the disinterested directors of
                     the Corporation.

                     Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or the sole remaining director, and shall not be filled by the stockholders; any director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be duly elected and shall qualify, unless sooner displaced.

                     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 % of the shares of the Corporation's voting stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Seventh.

            2. Present Article Eighth shall be deleted and replaced in its entirety with the following:

                     EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 % of the shares of the Corporation's stock issued and out standing shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Eighth.

            3. Present Article Ninth shall be renumbered as Article Tenth, present Article Tenth renumbered as Article Eleventh and the following Article Ninth added:

                     NINTH: The Board of Directors is hereby expressly authorized to adopt, amend or repeal the by-laws of the Corporation or adopt new by-laws, without any action on the part of the stockholders, by the vote of a majority of the directors; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to by-law provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that by-laws adopted or amended by the Directors





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                     and any powers thereby conferred may be amended, altered,
                     or repealed by the stockholders. Notwithstanding the foregoing and anything in this Certificate of Incorporation to the contrary, Article II Section 1,
                     Article II Section 4, Article II Section 12, Article III
                     Section 6, Article III Section 7, Article III Section 12 and Article IX of the by-laws shall not be amended, repealed, altered or added to by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the Corporation's voting stock issued and outstanding. Not withstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the Corporation's voting stock issued and outstanding shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ninth.

SECOND: The stockholders of the Corporation, acting at the Corporation's Annual Meeting of Stockholders duly called and held on June 19, 1991, did duly consent to, approve and adopt the aforesaid amendments to the Certificate of Incorporation of the Corporation.

THIRD: The aforesaid amendments have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by Michael S. Dell, the Chairman of its Board of Directors and its Chief Executive Officer, and attested to by Richard E. Salwen, its Secretary, this 19th day of June, 1991.

                                      Dell Computer Corporation


                                      By: /s/ MICHAEL S. DELL
                                          -------------------------------------
                                      Michael S. Dell, Chairman of the Board
                                      and Chief Executive Officer


Attest:


/s/ RICHARD E. SALWEN
-----------------------------
Richard E. Salwen, Secretary





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